                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No.21)



                            MURPHY OIL CORPORATION
                     -------------------------------------
                               (Name of Issuer)


                         Common Stock, $0.01 Par Value
                     -------------------------------------
                        (Title of Class of Securities)


                                  626717 10 2
                     -------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]

------------------------------------------------------------------------------
      Names of Reporting Persons
 1)   S.S. or I.R.S. Identification Nos. of Above Persons

      C. H. Murphy, Jr.
      ###-##-####
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2)                                                             (a) [_]
                                                                (b) [_]

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      SEC Use Only
 3)


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      Citizenship or Place of Organization
 4)

      United States Citizen
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                          Sole Voting Power
                    (5)
     Number of
                          0
      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially     (6)

     Owned by             1,365,174
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                    (7)
    Reporting
                          0
      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With         (8)

                          1,365,174
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9)
      1,365,174
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
10)   (See Instructions)
                                                                    [_]

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      Percent of Class Represented by Amount in Row (9)
11)

      3.03%
------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12)
      IN
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      The undersigned hereby amends its Statement on Schedule 13G, originally sent on February 14, 1980, as follows:

Item 4.   Ownership
-------   ---------

                    The number that is stated in 4(c)(ii) and 4(c)(iv) of the original Statement is hereby amended to read 1,365,174
                                                   ---------

Item 5.        Mr. Murphy has voting and dispositive rights to less than
-------
five (5) percent of the shares.

Item 8.   Identification and Classification of Members of the Group
-------   ---------------------------------------------------------

               The circumstances for reporting as a "group" in the original statement are no longer applicable.


                                   SIGNATURE


      After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                        _________________________
                                             C. H. Murphy, Jr.

Dated: February 12, 2001.